UNITED STATES
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ORTHOFIX INTERNATIONAL N.V.
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Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Sends Letter to Shareholders
Expressing Concerns About Ramius

BOSTON, March 17, 2009 – Orthofix International N.V. (NASDAQ: OFIX) (the Company) announced today it sent a letter to its shareholders, which is included below, expressing concerns about Ramius, an activist hedge fund seeking to remove four current members of Orthofix’s Board of Directors and replace them with four of their own hand-picked nominees at a Special Meeting of Shareholders scheduled for April 2, 2009.

Dear fellow Orthofix shareholder:

In advance of the scheduled April 2, 2009 Special Meeting of Shareholders of Orthofix, the Board of Directors urges shareholders to consider carefully the proposals being advanced by Ramius, an activist hedge fund that has recently shuttered four of its funds. We have previously communicated our belief that Ramius has exhibited poor judgment in the nomination of unqualified and problematic individuals to the Orthofix Board, namely Peter Feld and Steven Lee. Additionally, Ramius’ approach to Orthofix has reflected an inconsistent decision-making process and we question whether they have any actual plans to improve value for shareholders. Ramius has offered a weak response to concerns about its financial integrity, insisting that the firm has a “long and successful track record” and further, that “this contest is not about Ramius.” The fact is that Ramius is seeking to control 4 out of 10 Orthofix Board seats, including installing one of its own employees. Therefore, credible reports by independent sources and financial writers at institutions such as the Wall Street Journal, CNBC, and the New York Post noting troubles in Ramius’ operations, are highly relevant to Orthofix shareholders’ decision-making process in this proxy contest. In a challenging business environment, Orthofix shareholders need sound, steady judgment, not inconsistent, ill-informed opportunism.

What Ramius Does Not Want You to Know About Their Company’s Dismal Performance, Lack of Plan for Orthofix, and Inconsistent Decision-Making Process

Ramius’ statements to shareholders and their conduct throughout this proxy contest exhibit a flip-flopping of position on major matters, such as whether Blackstone should be sold or not. Orthofix shareholders should question whether Ramius has a plan at all for Orthofix, or whether they are simply looking to pick a fight in order to maximize their own short-term gains. Ramius owns only about 5% of Orthofix’s stock, and has been a shareholder for less than six months, yet it seeks 4 out of 10 Board seats in this proxy contest. Their statements indicate an uncertainty about their plans, which the Board of Orthofix finds troubling.

December 2008

When Ramius announced its plans to call a special meeting of shareholders, forcing a sale of Blackstone was a core part of their reasoning:

In their December 3, 2008 letter to Orthofix shareholders, Ramius stated: “we urge the Board to immediately engage a strategic advisor to explore and execute a sale of Blackstone at the highest possible price.”

Additionally, when Orthofix CEO Alan Milinazzo and CFO Robert Vaters met with Ramius representatives on December 19, 2008, Ramius stated unequivocally that the sale of Blackstone was non-negotiable in their view – a key element of their proposal.

January 2009

By late January, however, Ramius appeared to be already reconsidering its approach, filing a preliminary proxy statement on January 30, 2009 that said:

“the Ramius Nominees, if elected, will work with the remaining members of the current Board to evaluate all available options for Blackstone with a goal of preserving value and stemming further operating losses.”  The statement continued, “the Ramius Nominees will approach the situation, if elected, with an open mind and will consider all options available to the Company with a common goal of maximizing shareholder value.”

February 2009

Most recently, on February 23, 2009, Ramius filed its definitive proxy statement and signaled a major departure from their original position on Blackstone, stating:

“the Ramius Nominees have no present plans to pursue specific strategies at this time…”

IF RAMIUS HAS NO SPECIFIC PLANS, SHOULD ORTHOFIX SHAREHOLDERS SIMPLY TRUST THAT THEY WILL FIGURE IT OUT?

Ramius Has Pursued This Proxy Contest in an Erratic and Ill-Informed Manner and Shareholders Should Question Their Business Judgment

Ramius originally intended to replace CEO Alan Milinazzo on the Board, then later simply changed their minds. For a firm that cites a need for good governance practices, their approach to the composition of the Orthofix Board is erratic. Additionally, on January 20, 2009, Ramius issued a press release incorrectly suggesting that proxy advisor Risk Metrics Group (RMG) supported its proposal to replace four members of the Orthofix Board.

Matters such as board composition and whether the CEO should be retained are of critical importance to public company governance. Orthofix shareholders should question what value Ramius will bring in this challenging business environment when their positions on such matters shift so dramatically in such a short span of time. Given the financial difficulties that Ramius has had with its own operations, including shuttering four funds last year, we question whether they possess the judgment and skill necessary to bring value to Orthofix shareholders.

Shareholders should note that it was the Wall Street Journal, not Orthofix, which reported Ramius’ internal troubles:

“Ramius manages $10 billion in assets, but like many hedge-fund firms it’s getting smaller. Ramius in recent weeks cut its Hong Kong investing staff, put a portion of its newly renovated high-rise office space on Lexington Avenue in New York City on the rental market, and offered its main hedge-fund investors lower fees and other enticements to keep money with the firm.” Wall Street Journal, “Hedge Fund Ramius Is Retooling,” December 2, 2008.

“Managers have started restructuring their fees, cutting or waiving fees, changing how often they calculate performance charges, and in some cases allowing investors to claw back incentive fees if performance falters. Hedge fund Renaissance Technologies LLC last month reduced its fixed fees after relatively average performance last year, while peer Ramius Capital Group offered lower fees if investors committed to portfolios for years.  Wall Street Journal, “Hedge Fund Fees Too High? Traditional 2%-20% structure questioned as results disappoint,” January 18, 2009.

The current business environment is challenging for all companies. Among hedge funds, however, Ramius has been noted for poor decision-making prior to the bankruptcy of Lehman Brothers.

In an interview with CNBC days before Lehman’s bankruptcy, Ramius founder Peter Cohen defended the firm staying with Lehman despite questioning from the interviewer, saying about Lehman, “we went through our drill in terms of our exposure to them, and spoke to them about the status of their finances, and we’re comfortable”. CNBC, September 11, 2008.

Ramius has asserted, “this contest is not about Ramius.” No doubt they would prefer that Orthofix shareholders not focus on Ramius’ recent track record of activism and the performance of the companies over which they have asserted control. Sharper Image is a prime example. In addition to installing Peter Feld on the Sharper Image Board of Directors shortly before that company filed for bankruptcy protection (and giving Mr. Feld what is apparently the bulk of his corporate governance experience with a five-month stint at Sharper Image), Ramius was the source of management and Board turnover at Sharper Image in 2006, supporting Jerry Levin in replacing founder Richard Thalheimer. Sharper Image filed for bankruptcy protection last year after suffering massive losses.

“An angry round of finger-pointing is escalating at Sharper Image, the retailer whose hedge fund front man Jerry Levin is being criticized for failing to revive the firm - and is now trying to buy it at a bargain. Meanwhile, ousted founder Richard Thalheimer is looking smart - and $25 million richer - after dumping his Sharper Image stake last year. Among the losers in the stock sale: Levin and Ramius Capital, the hedge fund that installed him as a director in 2006 to help turn around the retailer which filed for bankruptcy in February.…A group of disgruntled investors, backed by Ramius, grabbed seats on the board. Months later, in September 2006, they booted founder and CEO Thalheimer, and replaced him with Levin - a well-known executive who has run the likes of Revlon and Sunbeam…. Last week, Levin stepped down as chairman after telling the board he might team up with a group of investors to buy parts of the company or its assets. That rubs the former execs the wrong way, with Thalheimer saying the man who failed to revive the onetime hip retailer is ‘now bidding on the company on the cheap in bankruptcy.’” New York Post, “Sharper Image Feud is Heating Up,” April 14, 2008.

Shareholders Should Look Closely at Ramius and Question its Commitment to Orthofix

With Ramius closing four of its funds and taking dramatic steps like lowering fees in order to keep investors from leaving the firm, Orthofix shareholders should carefully consider whether the Ramius proposals are designed to do anything more than serve Ramius’ own objectives.

In their March 9, 2009 letter to Orthofix shareholders, Ramius proposed a meeting with Orthofix’s independent directors who are not up for election at the upcoming special meeting. While the March 9th letter and press release was the first time we had heard of this request from Ramius, shareholders should understand that we contacted Ramius that same day, and the meeting it requested took place within 48 hours. Ramius, however, arrived at the meeting without a new proposal for these directors. These independent directors – and all members of the Board and senior management of Orthofix – remain ready and willing to meet with Ramius just as we have continually offered to meet throughout this proxy contest process.

Finally, while the Orthofix Board has objected to the nomination of Peter Feld and Steven Lee because of their poor qualifications and problematic tenure with other companies, we have repeatedly offered to interview J. Michael Egan and Charles Orsatti to determine whether either or both may have qualifications that suit them for service with Orthofix. Ramius has simply ignored these offers by Orthofix to interview Messrs. Egan and Orsatti. We question, therefore, whether Ramius is truly interested in finding common ground that will benefit all Orthofix shareholders, or whether they are simply pursuing this contest to serve their own objectives.

Support Your Board and Oppose Ramius’ Attempts to Derail Orthofix’s Progress

Ramius is an opportunistic, activist hedge fund that seeks to gain control of nearly half of the Company’s Board seats, despite the fact that they own just over 5 percent of Orthofix common shares outstanding. Ramius has been a holder of Orthofix shares for less than six months, but seeks 4 out of 10 Board seats. Most concerning, they themselves have admitted that their Board nominees “have no present plans to pursue [any] specific strategies”. Orthofix is on the right track today. Reject Ramius’ attempts to derail this progress. Vote the Company’s BLUE proxy card.

Sincerely,

Orthofix Board of Directors

For assistance in voting your shares, please call 199 Water Street, 26th Floor New York, NY 10038 Toll free (800) 323-4133 Banks and Brokerage Firms please call (212) 440-9800

About Orthofix

Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, Texas Scottish Rite Hospital for Children and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

Forward-Looking Statements
This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.
Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

Important Additional Information

Orthofix International N.V. (“Orthofix”) has filed a definitive proxy statement, dated February 26, 2009, with the SEC in connection with a special general meeting of shareholders of Orthofix to be held on April 2, 2009 at which Ramius Capital and certain of its affiliates propose to make changes to the composition of Orthofix's board of directors. SHAREHOLDERS ARE URGED TO READ ORTHOFIX'S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY ORTHOFIX WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a free copy of the proxy statement and other materials filed by Orthofix with the SEC at the SEC's website at  www.sec.gov, at Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).

Orthofix and its directors and certain executive officers are participants in the solicitation of proxies in connection with the special general meeting of shareholders. The names of such persons are: James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Ph.D., Thomas J. Kester, CPA, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg, Kenneth R. Weisshaar, Robert S. Vaters, Michael Simpson, Bradley R. Mason, Raymond C. Kolls, J.D., and Michael M. Finegan. Information regarding such participants, as well as each such person's respective interests in Orthofix (whether through ownership of Orthofix securities or otherwise), is set forth in Orthofix's definitive proxy statement dated February 26, 2009, which may be obtained free of charge at the SEC's website at www.sec.gov, Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).